
                                                                                                                        Exhibit 12
                                                                                                                        ----------


                                                           KROLL INC.
                                               Ratio of Earnings to Fixed Charges
                                                     (Dollars in thousands)


                                                                 Year Ended December 31,                               Three Months
                                      ------------------------------------------------------------------------------      Ended
                                                                 Historical                                Pro Forma     March 31,
                                      -----------------------------------------------------------------    ---------   ------------
                                          1999        2000          2001          2002         2003           2003         2004

Earnings available to cover fixed charges:
Income (loss) from continuing
    operations before provision
    (benefit) for income taxes.......  $  (2,309)  $  (13,319)   $   (8,923)   $   23,558    $   76,145    $   83,610    $  24,924
                                       ---------   ----------    ----------    ----------    ----------    ----------    ---------
Fixed charges:
    Interest expense.................      2,753        4,321         4,375         4,436         4,682         8,940        2,205
    Implied interest on lease
       expense from continuing
       operations....................      2,882        3,494         3,459         4,203         6,624         7,054        1,643
                                       ---------   ----------    ----------    ----------    ----------    ----------    ---------
Total fixed charges..................      5,635        7,815         7,834         8,639        11,306        15,994        3,848
                                       ---------   ----------    ----------    ----------    ----------    ----------    ---------
Earnings available to cover fixed
    charges..........................  $   3,326   $   (5,504)   $   (1,089)   $   32,197    $   87,451    $   99,604    $  28,772
                                       =========   ==========    ==========    ==========    ==========    ==========    =========

Ratio of earnings to fixed charges...        N/A          N/A           N/A          3.73x         7.73x         6.23x        7.48x
                                       =========   ==========    ==========    ==========    ==========    ==========    =========

           For the purpose of computing this ratio, earnings represent income
(loss) from continuing operations before provision (benefit) for income taxes and interest expense plus interest implicit in lease expense from continuing operations. Fixed charges represent interest expense and interest implicit in lease expense from continuing operations. Interest implicit in lease expense from continuing operations is calculated by taking one third of rental expense as the representative interest component. For the years ended December 31, 1999, 2000 and 2001, Kroll's earnings available to cover fixed charges were insufficient to cover total fixed charges by $2.3 million, $13.3 million and $8.9 million, respectively. In addition, the pro forma ratio of earnings to fixed charges reflects the acquisition of Factual Data Corp. on August 21, 2003 and the original issuance of the notes being offered by the prospectus that is a part of this registration statement as if these transactions had occurred on January 1, 2003. See the unaudited pro forma condensed combining financial statements and related notes included in the prospectus that is a part of this registration statement.